Exhibit 99.1

OSS Reports Q3 2020 Revenue up 12% to $13.0 Million Sequentially,

Driving Net Income to $858,000 or $0.05 per Share

ESCONDIDO, Calif., November 12, 2020 – One Stop Systems, Inc. (Nasdaq: OSS), a leader in specialized high-performance edge computing, reported results for the third quarter and nine months ended September 30, 2020. All quarterly and first nine-month comparisons are to the same year-ago period unless otherwise noted.

Q3 2020 Financial Highlights

•	Revenue totaled $13.0 million, up 12% sequentially from Q2 2020, and was lower by 13% versus the same year-ago quarter due to COVID-19-related issues.

•	Gross profit margin improved to 37.8% from 28.6% in Q2 2020 and 33.7% in Q3 2019.

•	Operating expenses decreased 15% from the year-ago quarter to $3.9 million.

•	Net income was up 57% to $858,000 or $0.05 per share.

•	Non-GAAP net income increased 38% to $1.2 million or $0.07 per share (see definition of this and other non-GAAP measures and reconciliation to GAAP, below).

•	Adjusted EBITDA, a non-GAAP term, increased 50% to $1.6 million from $1.0 million.

•	Cash and cash equivalents totaled $5.5 million at September 30, 2020, up from $4.7 million at June 30, 2020, with current cash balances of approximately $5.4 million.

First Nine Months 2020 Financial Highlights

•	Revenue was $38.0 million, lower by 5% due to COVID-19-related issues.

•	Operating expenses decreased 19% to $12.6 million.

•	Loss from operations improved by $1.7 million to $938,000.

•

Net loss on a GAAP basis totaled $250,000 or $(0.02) per basic and diluted share, improving from a net loss of $2.0 million or $(0.13) per basic and diluted share. On a proforma basis, after giving effect to an adjustment for a goodwill impairment charge in the prior year, the change in net loss was basically flat compared to the same prior year period.

•	Non-GAAP net income totaled $773,000 or $0.05 per share, compared to non-GAAP net income of $1.0 million or $0.06 per diluted share.

Q3 2020 Operational Highlights

•	Received two purchase orders totaling $4.3 million for OSS mil-spec data storage units based on the existing $36 million, five-year supplier agreement for an airborne military radar application.

•

Won four new major programs, including industrial, medical and two new military programs for edge computing. Brought total wins so far this year to 13, one less than at this point last year, despite the impact of the pandemic.

•	Further reduced operating expenses by more than $1.2 million, keeping the company on track for a target of $2.5 million to $3 million in reduced operating costs on an annual basis.

Q3 Financial Summary

Revenue in the third quarter of 2020 totaled $13.0 million, up 12% from $11.6 million in the previous quarter and lower by 13% compared to $14.9 million in the same year-ago quarter. The sequential improvement in the third quarter of 2020 was due to increased military related sales. The decrease compared to the year-ago quarter was primarily due to the company’s media and entertainment business being lower by approximately $1.8 million because of issues related to the COVID-19 pandemic. This industry is expected to be impacted well into 2021.

In the third quarter of 2020, OSS core business contributed $9.0 million of revenue as compared to $9.7 million of revenue in the same year-ago period. The company’s Bressner subsidiary contributed $4.0 million of revenue in the third quarter of 2020, a decrease compared to $5.2 million of revenue in the same year-ago quarter.

Gross profit in the third quarter of 2020 was $4.9 million or 37.8% of revenue, representing an improvement in gross margin percentage compared to $5.0 million or 33.7% of revenue in the same year-ago quarter.

Gross margin for the company’s core OSS business increased to 44.6% in the third quarter of 2020 from 39.0% in the same year-ago quarter, which was attributed to higher margin military sales combined with a decrease of the lower margin media and entertainment business. Bressner’s gross margin decreased to 22.5% in the third quarter of 2020, as compared to 23.7% in the same year-ago quarter.

Operating expenses in Q3 decreased 15% to $3.9 million compared to $4.6 million in the same year-ago quarter. Operating expenses as a percentage of revenue improved to 30.2% in Q3 2020 versus 30.9% in the year-ago quarter. The decrease was primarily due to the cost reduction initiative the company began in April, when it reduced its workforce and new cost containment efforts were implemented.

Net income on a GAAP basis totaled $858,000 or $0.05 per share in Q3 2020 compared to a net income of $545,000 or $0.03 per share in the year-ago period.

Non-GAAP net income increased to $1.2 million or $0.07 per share in Q3, as compared to $901,000 or $0.05 per diluted share in the same year-ago period.

Adjusted EBITDA, a non-GAAP term, improved to $1.6 million in Q3, as compared to $1.0 million in the same year-ago period.

Cash and cash equivalents totaled $5.5 million as of September 30, 2020, as compared to $4.7 million at June 30, 2020. The company believes its cash position and other available funds provide it with sufficient liquidity to meet its cash requirements for current operations.

First Nine Month of 2020 Financial Summary

For the first nine months of 2020, revenue was $38.0 million, a decrease of 5% from $39.9 million in the same year-ago period. The decrease was primarily due to $3.8 million in lower revenue from a media and entertainment customer, which was attributed to COVID-related issues. This decrease was partially offset by growth of new business from the U.S. Navy, autonomous vehicles customers, and PCIe-Gen 4 test equipment suppliers, which totaled $5.9 million.

OSS core business contributed revenue of $24.7 million in the first nine months of 2020, a decrease of 6% from $26.2 million in the same year-ago period. Bressner contributed revenue of $13.2 million, down from $13.7 million in the same year-ago period.

Gross profit was $11.6 million or 30.6% of revenue in the first nine months of 2020, compared to $12.9 million or 32.2% of revenue in the same year-ago period.

Gross margin for the company’s core OSS business declined to 35.7% in the first nine months of 2020 from 37.2% in the same year-ago period, which was attributable to the reduction of sales and change in product mix as compared to the same year-ago period. Bressner’s gross margin decreased to 21.1% in the first nine months of 2020, as compared to 22.8% in the same year-ago period.

Operating expenses decreased 19% to $12.6 million in first nine months of 2020 from $15.4 million in the same year-ago period. Operating expenses as a percentage of revenue improved to 33.1% versus 38.7% in the year-ago period. On a pro forma basis, after adjusting for the prior year nine months goodwill impairment charge of $1.7 million, operating expenses decreased 8.6% to $12.3 million as compared to the same prior year period. This lower expense level reflects the $2.5 million to $3.0 million in anticipated annual savings resulting from the expense reduction program.

Net loss on a GAAP basis totaled $250,000 or $(0.02) per share in the first nine-month period of 2020, as compared to a loss of $2.0 million or $(0.13) per share in the first nine months of 2019. On a proforma basis, after giving effect to the goodwill impairment charge in the prior year, the change in net loss was relatively flat versus the prior year.

Non-GAAP net income totaled $773,000 or $0.05 per share, as compared to non-GAAP net income of $1.0 million or $0.06 per diluted share in the first nine months of 2019.

Adjusted EBITDA, a non-GAAP term, was $682,000 in the first nine months of 2020, as compared to $881,000 in the same year-ago period.

Management Commentary

“In Q3, we exceeded our minimum revenue guidance of $11.8 million, coming in at $13 million,” said OSS president and CEO, David Raun. “We also strengthened our gross margins to 37.8%, compared to 28.6% in the previous quarter and 33.7% in the same year-ago quarter. This helped drive net income up 57% to $858,000 or $0.05 per share.

“During the third quarter, we also further improved efficiency and strengthened our operations for both the near and long term. So far this year we have reduced operating expenses by more than $1.2 million and we remain on track for our targeted $2.5 million to $3 million in reduced costs on an annual basis.

“On the new product front, we recently expanded our PCI Express Gen 4 product line with the 4U Pro, a professional expansion platform that delivers twice the high-performance edge computing performance of our popular Gen 3 products. For this industry-leading solution, we are seeing strong customer interest from industry leaders in instrumentation, measurement, factory automation, automotive, military and other edge computing markets. One of our first shipments of the 4U Pro will be for the world’s largest composable high-performance computer being developed by one of our customers for the U.S. Army.

“Such new product introductions have helped our opportunity pipeline to continue to grow. During the quarter, we closed four additional major opportunities, including industrial, medical and two new military programs in edge computing. This brings the total to 13 program wins so far this year, compared to 14 wins this time last year despite the headwinds of the pandemic.

“While this quarter continued to be challenging for OSS and many of our customers, we made significant progress in multiple areas that positioned us for strengthened performance ahead. This includes diversifying our customer base, new product development, greater efficiency, lower operating expenses, improved profitability and a healthier balance sheet.”

Outlook

For the fourth quarter of 2020, OSS expects revenue of approximately $13.0 million, with similar gross margins compared to the previous quarter.

Conference Call

OSS management will hold a conference call to discuss its third quarter 2020 results later today, followed by a question-and-answer period.

Date: Thursday, November 12, 2020

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-800-430-8332

International dial-in number: 1-786-204-3966

Conference ID: 2953831

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at ir.onestopsystems.com. OSS regularly uses its website to disclose material and non-material information to investors, customers, employees and others interested in the company.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through November 26, 2020.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 2953831

About One Stop Systems

One Stop Systems, Inc. (OSS) designs and manufactures innovative specialized high-performance edge computing modules and systems, including customized servers, compute accelerators, expansion systems, flash storage arrays and Ion Accelerator storage software. These products are used for deep learning, AI, defense, finance, and entertainment applications, and empower scientists, engineers, creators and other professionals to push the boundaries of their industries.

OSS utilizes the power of PCI Express, the latest GPU accelerators and NVMe storage to build award-winning systems, including many industry firsts, for OEMs and government customers. The company enables AI on the Fly® by bringing AI datacenter performance to ‘the edge’ and on mobile platforms, and by addressing the entire AI workflow, from high speed data acquisition to deep learning, training and inference. OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com.

Non-GAAP Financial Measures

Management believes that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the Company. The Company defines adjusted EBITDA as income (loss) attributable to common stockholders before interest, taxes, depreciation, amortization, acquisition expenses, impairment of long-lived assets, financing costs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, management believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between the company’s core business operating results and those of other companies, as well as providing the company with an important tool for financial and operational decision making and for evaluating its core business operating results over different periods of time.

The company’s adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in the same industry, as other companies in the same industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. The company’s adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. Management does not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$857,790	$544,901	$(250,404)	$(1,994,461)
Depreciation and amortization	410,552	352,905	1,208,762	1,239,887
Amortization of deferred gain	—	(12,359)	(53,838)	(45,316)
Impairment of goodwill	—	—	—	1,697,394
Stock-based compensation expense	210,280	164,857	503,419	490,140
Interest income	(143,931)	(10,149)	(267,911)	(23,424)
Interest expense	174,205	52,182	393,175	111,463
Provision (benefit) for income taxes	57,753	(51,051)	(851,056)	(594,890)

Adjusted EBITDA	$1,566,649	$1,041,286	$682,147	$880,793

Adjusted EPS excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of certain selected items assists in providing a more complete understanding of the underlying results and trends and allows for comparability with the company’s peer company index and industry. Management uses this measure along with the corresponding GAAP financial measures to manage the business and to evaluate the company’s performance compared to prior periods and the marketplace. The Company defines Non-GAAP (loss) income attributable to common stockholders as (loss) or income before amortization, stock-based compensation, expenses related to discontinued operations, impairment of long-lived assets and non-recurring acquisition costs. Adjusted EPS expresses adjusted (loss) income on a per share basis using weighted average diluted shares outstanding.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. Management expects to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from the company’s presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table sets-forth non-GAAP net loss attributable to common stockholders and basic and diluted earnings per share:

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$857,790	$544,901	$(250,404)	$(1,994,461)
Amortization of intangibles	170,985	190,970	520,035	809,540
Impairment of goodwill	—	—	—	1,697,394
Stock-based compensation expense	210,280	164,857	503,419	490,140

Non-GAAP net income attributable to common stockholders	$1,239,055	$900,728	$773,050	$1,002,613

Non-GAAP net income per share attributable to common stockholders:

Basic	$0.07	$0.06	$0.05	$0.07

Diluted	$0.07	$0.05	$0.05	$0.06

Weighted average common shares outstanding:

Basic	16,585,773	15,777,158	16,469,457	14,825,351

Diluted	17,018,614	16,390,206	16,902,298	15,438,400

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to, to our management’s expectations for revenue growth generated by new products and design wins. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contact:

Katie Rivera

One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Investor Relations:

Ronald Both or Grant Stude

CMA

Tel (949) 432-7557

Email contact

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$5,519,829	$5,185,321
Accounts receivable, net	9,744,171	11,667,157
Inventories, net	9,999,680	7,369,356
Prepaid expenses and other current assets	720,070	453,938

Total current assets	25,983,750	24,675,772
Property and equipment, net	3,567,582	3,568,564
Deposits and other	81,711	47,146
Deferred tax assets, net	3,939,546	3,019,823
Goodwill	7,120,510	7,120,510
Intangible assets, net	826,157	1,346,192

	$41,519,256	$39,778,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,680,192	$4,115,977
Accrued expenses and other liabilities	3,758,109	4,607,432
Current portion of notes payable, net of debt discount of $3,802 and $7,019, respectively	1,433,200	1,377,751
Current portion of related-party notes payable, net of debt discount of $12,491 and $23,060, respectively	345,586	561,441
Senior secured convertible note, net of discounts of $337,247	1,299,117	—

Total current liabilities	10,516,204	10,662,601
Notes payable, net of current portion and debt discount of $0 and $2,047, respectively	—	149,301
Related-party notes payable, net of current portion and debt discount of $0 and $6,726 , respectively	—	199,943
Senior secured convertible note, net of discounts of $51,707	902,839	—
Paycheck protection plan note payable	1,499,360	—

Total liabilities	12,918,403	11,011,845

Commitments and contingencies
Stockholders’ equity
Common stock, $.0001 par value; 50,000,000 shares authorized; 16,620,908 and 16,121,747 shares issued and outstanding, respectively	1,662	1,612
Additional paid-in capital	30,480,405	30,537,015
Noncontrolling interest	—	500
Accumulated other comprehensive loss	124,382	(17,773)
Accumulated deficit	(2,005,596)	(1,755,192)

Total stockholders’ equity	28,600,853	28,766,162

	$41,519,256	$39,778,007

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$12,976,058	$14,938,964	$37,961,023	$39,883,099
Cost of revenue	8,074,445	9,909,045	26,338,527	27,028,399

Gross profit	4,901,613	5,029,919	11,622,496	12,854,700

Operating expenses:
General and administrative	1,817,499	2,190,003	6,208,922	6,468,021
Impairment of goodwill	—	—	—	1,697,394
Marketing and selling	1,103,384	1,383,965	3,137,833	3,758,901
Research and development	1,001,288	1,036,394	3,213,339	3,523,515

Total operating expenses	3,922,171	4,610,362	12,560,094	15,447,831

Income (loss) from operations	979,442	419,557	(937,598)	(2,593,131)

Other income (expense):
Interest income	143,931	10,149	267,911	23,424
Interest expense	(174,205)	(52,182)	(393,175)	(111,463)
Other income (expense), net	(33,625)	116,326	(38,598)	91,819

Total other income (expense), net	(63,899)	74,293	(163,862)	3,780

Income (loss) before income taxes	915,543	493,850	(1,101,460)	(2,589,351)
Provision (benefit) for income taxes	57,753	(51,051)	(851,056)	(594,890)

Net income (loss) attributable to common stockholders	$857,790	$544,901	$(250,404)	$(1,994,461)

Net income (loss) per share attributable to common stockholders:
Basic	$0.05	$0.03	$(0.02)	$(0.13)

Diluted	$0.05	$0.03	$(0.02)	$(0.13)

Weighted average common shares outstanding:
Basic	16,585,773	15,777,158	16,469,457	14,825,351

Diluted	17,018,614	16,390,206	16,469,457	14,825,351